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                                   EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of CCFNB Bancorp, Inc.

We consent to the use of our report dated January 14, 2006, with respect to the consolidated balance sheets of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report is included herein.


/s/ J. H. Williams & Co., LLP

J.H. Williams & Co., LLP
Kingston, Pennsylvania
January 14, 2006


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